UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G


Under the Securities Exchange Act of 1934

(New Filing)*


RESPONSE ONCOLOGY, INC.
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(Name of Issuer)


$.01 Par Value Common Stock
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(Title of Class of Securities)


761232-30-5
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(CUSIP Number)


This is a voluntary filing pursuant to recent amendments which permit William D. Grant to switch from a 13D to a 13G under rule 13d-1(c).
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Date of Event Which Requires Filing of This Statement


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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

		/ /	Rule 13d-1(b)
		/x/	Rule 13d-1(c)
		/ /	Rule 13d-1(d)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 761232-30-5

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Check the following box if a fee is being paid with this statement. / /.

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(1)	Names of Reporting Persons, or I.R.S. Identification Nos. of Above
Persons (entities only)

		William D. Grant
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(2)	Check the Appropriate Box if a Member of a Group  (a) / /
	(See Instructions)                                (b) / /

		Inapplicable

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(3)	SEC Use Only

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(4)	Citizenship or Place of Organization

	United States

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Number of Shares Beneficially Owned by Each Reporting Person With:

(5)	Sole Voting Power
        793,806

(6)	Shared Voting Power
        160,271

(7)	Sole Dispositive Power
        793,806

(8)	Shared Dispositive Power
        160,271


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(9)	Aggregate Amount Beneficially Owned By Each Reporting Person

	   954,077

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(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

	   None

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(11)	Percent of Class Represented by Amount in Row 9

           7.9%

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(12)	Type of Reporting Person*

	IN
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ITEM 1.

	(a)	Name of Issuer:

		Response Oncology, Inc.

	(b)	Address of Issuer's Principal Executive Offices:

	         1775 Moriah Woods Blvd.
                 Memphis, Tennessee  38117


ITEM 2.

	(a)	Name of Person Filing:

		William D. Grant

	(b)	Address of Principal Business Office or, if none, Residence:

		One Ward Parkway
		Suite 130
		Kansas City, MO  64112

	(c)	Citizenship:

		United States

	(d)	Title of Class of Securities:

		$.01 par value common stock

	(e)	CUSIP Number:

		761232-30-5


ITEM 3.	If this statement is filed pursuant to Sections 240.13d-1(b), or
240.13d-2(b) or (c), check whether the person filing is a:

This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c)


ITEM 4.	Ownership

	(a)	Amount Beneficially Owned:  954,077

	(b)	Percent of Class:           7.9%

	(c)	Number of shares as to which the person has:

		(i)	sole power to vote or to direct the vote:  793,806

		(ii)	shared power to vote or to direct the vote:  160,271

		(iii)	sole power to dispose or to direct the disposition of:
			793,806

		(iv)	shared power to dispose or to direct the disposition of:
			160,271


ITEM 5.	Ownership of Five Percent or Less of a Class:

		Not applicable


ITEM 6.	Ownership of More Than Five Percent on Behalf of Another Person:

  Other persons have the right to receive dividends on 246,654 shares of the above listed securities.


ITEM 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company:

		Not applicable


ITEM 8.	Identification and Classification of Members of the Group:

		Not applicable


ITEM 9.	Notice of Dissolution of Group:

		Not applicable


ITEM 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


							/s/ 	William D. Grant


Dated:  April 30, 1998


*This is Mr. Grant's first 13G, he is no longer subject to 13D.


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